Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cinedigm Corp. (formerly Cinedigm Digital Cinema Corp.) on Form S-3, to be filed on or about February 21, 2014 of our audit report dated June 19, 2013, except for Notes 1, 2, 3, 4, 11, 15 and 16, as to which the date is February 21, 2014,  on our audit of the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013, which report was included in the Current Report on Form 8-K filed February 24, 2014. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey
February 21, 2014